EXHIBIT 99.1
Financial Release
For Immediate Release

Applied Industrial Technologies Reports Fiscal 2024 Fourth Quarter
and Full-Year Results; Issues Guidance for Fiscal 2025

•Fourth Quarter Net Sales of $1.2 Billion Up 0.2% YoY; Down 2.0% on an Organic Daily Basis
•Fourth Quarter Net Income of $103.5 Million, or $2.64 Per Share Up 12.6% YoY
•Fourth Quarter EBITDA of $153.5 Million Up 9.6% YoY
•Full-Year Net Sales of $4.5 Billion Up 1.5% YoY; Up 0.4% on an Organic Daily Basis
•Full-Year Net Income of $385.8 Million, or $9.83 Per Share
•Full-Year Adjusted Net Income of $382.7 Million, or $9.75 Per Share Up 11.4% YoY
•Full-Year EBITDA of $553.3 Million Up 5.5% YoY
•Establishes Fiscal 2025 Guidance Including Total Sales -2.5% to +2.5%, EPS of $9.20 to $9.95
•Announces Two Bolt-On Acquisitions in Service Center and Fluid Power Operations

CLEVELAND, OHIO (August 15, 2024)) – Applied Industrial Technologies (NYSE: AIT), a leading value-added distributor and technical solutions provider of industrial motion, fluid power, flow control, automation technologies, and related maintenance supplies, today reported results for its fiscal 2024 fourth quarter and full year ended June 30, 2024.

Net sales for the quarter increased 0.2% to $1.2 billion. The change includes a 1.5% increase from acquisitions and a positive 0.8% selling day impact, offset by a negative 0.1% impact from foreign currency translation. Excluding these factors, sales declined 2.0% on an organic daily basis reflecting a 0.7% decrease in the Service Center segment and a 4.6% decrease in the Engineered Solutions segment. The Company reported net income of $103.5 million, or $2.64 per share, and EBITDA of $153.5 million. On a pre-tax basis, results include $0.3 million ($0.01 after tax per share) of LIFO expense compared to $8.1 million ($0.15 after tax per share) of LIFO expense in the prior-year period.

For the twelve months ended June 30, 2024, sales of $4.5 billion increased 1.5% compared with the prior year, or 0.4% on an organic daily basis. Net income was $385.8 million, or $9.83 per share, and EBITDA was $553.3 million. Non-GAAP adjusted net income was $382.7 million, or $9.75 per share. On a pre-tax basis, full-year results include $13.0 million ($0.25 after tax per share) of LIFO expense compared to $34.2 million ($0.66 after tax per share) of LIFO expense in the prior-year period.

Neil A. Schrimsher, Applied’s President & Chief Executive Officer, commented, “Our fiscal fourth quarter reflects strong execution and positive margin momentum within an ongoing muted demand backdrop. EBITDA and EPS increased a respective 10% and 13% over the prior year on total sales that were relatively unchanged. Gross margins exceeded 30% and EBITDA margins exceeded 13% for the first time, both significant milestones. These results provide further evidence of the benefits our strategy, ongoing evolution, and operational discipline can deliver in any environment, as well as the margin improvement potential ahead as we continue to leverage our differentiated industry position and internal initiatives. I want to thank our entire Applied team for their ongoing commitment to our strategy focused on creating industry-leading value for our customers and all stakeholders.”

Mr. Schrimsher continued, “Consistent with broader industrial datapoints in recent months, we saw a greater than expected slowdown in end-market demand as the quarter played out. Similar to last quarter, organic sales declines were greatest within the Fluid Power operations of our Engineered Solutions segment reflecting ongoing inventory destocking and reduced production across OEM customers. In addition, billing activity within our Service Center segment was more mixed as customers conservatively managed MRO spending within the uncertain business environment. Softer demand conditions have sustained into early fiscal 2025 with organic sales through mid-August trending down by a mid single-digit percent compared to prior-year levels.”

Mr. Schrimsher added, “While end-market demand remains mixed, we understand our requirements and we remain constructive on our setup. We see several potential catalysts on the horizon including a possible re-acceleration in industrial production following subdued activity the past 18 months, as well as ongoing benefits from various secular tailwinds and our initiatives. In addition, demand across our technology vertical and Automation operations is poised to rebound with early positive signs emerging. We are also developing a strong flow control business funnel related to customers’ decarbonization initiatives and other high-profile market verticals. Combined with easing comparisons and our M&A pipeline, we see a path for year-over-year sales trends to gradually improve through fiscal 2025.”

“Lastly, we are increasingly confident in the opportunity developing beyond our intermediate-term annual objectives of $5.5 billion in sales and 13% EBITDA margins considering fiscal 2024 margin performance, nearly $2 billion of current balance sheet capacity, and the increasing critical role we are playing across the North American industrial sector. Our track record over the past five years highlights the power of our strategy and value creation potential. This includes respective EBITDA and EPS compounded annual growth of 11% and 17%, EBITDA margin expansion of nearly 300 basis points, more than $1.3 billion in free cash generation, and a meaningful increase in our returns on capital. We look forward to expanding on this progress in fiscal 2025 and years to come.”

Acquisition of Total Machine Solutions and Stanley Proctor
The Company today also announced the acquisitions of Total Machine Solutions (TMS) and Stanley Proctor. Based in Fairfield, NJ, TMS is a provider of electrical and mechanical power transmission products and solutions including bearings, drives, motors, conveyor components, and related repair services. TMS will be integrated into Applied’s U.S. Service Center operations. Stanley Proctor provides hydraulic, pneumatic, measurement, control, and instrumentation components, as well as fluid power engineered systems. The Company is based in Twinsburg, OH and will join Applied’s Fluid Power operations. Combined, the Companies are expected to generate annual sales of approximately $17 million in the first year.

Mr. Schrimsher commented, “We welcome TMS and Stanley Proctor to Applied. Both companies bring strong technical knowledge, service capabilities, and aligned supplier relationships in their regional markets that will enhance our competitive position. Of note, TMS will supplement our growth potential in the U.S. Upper Northeast with local customer focus and capabilities across the Food & Beverage vertical. Stanley Proctor brings specialization and capabilities in the design and assembly of Hydraulic Power Units, as well as fluid power rebuild and repair services. We look forward to their contribution to Applied’s performance.”

Fiscal 2025 Guidance and Outlook
Today the Company is introducing fiscal 2025 EPS guidance in the range of $9.20 to $9.95 based on assumptions for total sales of down 2.5% to up 2.5% including down 4.0% to up 1.0% on an organic daily basis, as well as EBITDA margins of 12.1% to 12.3%. Guidance incorporates current economic uncertainty and assumes end-market demand slows further through the first half of the year, followed by stabilization in the second half of the year. Guidance also incorporates potential margin pressures early in the year reflecting some expense deleveraging on sales declines, ongoing inflationary headwinds, and growth positioning. Guidance does not assume contribution from future acquisitions or share buybacks.

Mr. Schrimsher concluded, “While we remain optimistic on our potential, we are taking a prudent approach to our initial 2025 outlook. We believe industrial activity could remain muted near term as customers await clarity on interest rates and the upcoming U.S. Election. In addition, we remain focused on our long-term growth potential and investing accordingly, particularly considering our industry position and exposure to meaningful secular tailwinds. That said, as our recent results show, we know how to operate in any environment with various self-help opportunities, active cost controls, and a track record of operational discipline that provides support if a softer demand backdrop continues.”

Conference Call Information
The Company will host a conference call at 10 a.m. ET today to discuss the quarter’s results and outlook. A live audio webcast and supplemental presentation can be accessed on our Investor Relations site at https://ir.applied.com. To join by telephone, dial 800-715-9871 (toll free) or 646-307-1963 using conference ID 1462541. Replays of the call will be available via webcast, as well as by telephone for one week by dialing 800-770-2030 (toll free) or 609-800-9909 using conference ID 1462541.

About Applied®
Applied Industrial Technologies is a leading value-added distributor and technical solutions provider of industrial motion, fluid power, flow control, automation technologies, and related maintenance supplies. Our leading brands, specialized services, and comprehensive knowledge serve MRO and OEM end users in virtually all industrial markets through our multi-channel capabilities that provide choice, convenience, and expertise. For more information, visit www.applied.com.

This press release contains statements that are forward-looking, as that term is defined by the Securities and Exchange Commission in its rules, regulations and releases. Applied intends that such forward-looking statements be subject to the safe harbors created thereby. Forward-looking statements are often identified by qualifiers such as “expect,” “will,” “guidance,” “assume,” “optimistic,” “believe,” and derivative or similar expressions. All forward-looking statements are based on current expectations regarding important risk factors including trends and events in the industrial sector of the economy (such as the inflationary environment and supply chain strains), results of operations, and financial condition, and other risk factors identified in Applied's most recent periodic report and other filings made with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by Applied or any other person that the results expressed therein will be achieved. Applied assumes no obligation to update publicly or revise any forward-looking statements, whether due to new information, or events, or otherwise.
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CONTACT INFORMATION

Ryan D. Cieslak
Director – Investor Relations & Treasury
216-426-4887 / rcieslak@applied.com

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
(Unaudited)
(In thousands, except per share data)

	Three Months Ended June 30,		Year Ended June 30,
	2024	2023	2024	2023
Net Sales	$1,160,675	$1,158,074	$4,479,406	$4,412,794
Cost of sales	804,440	819,515	3,142,753	3,125,829
Gross Profit	356,235	338,559	1,336,653	1,286,965
Selling, distribution and administrative expense, including depreciation	216,892	211,744	840,830	813,814
Operating Income	139,343	126,815	495,823	473,151
Interest (income) expense, net	(671)	4,201	2,831	21,639
Other (income) expense, net	(921)	77	(5,138)	1,701
Income Before Income Taxes	140,935	122,537	498,130	449,811
Income tax expense	37,444	30,322	112,368	103,072
Net Income	$103,491	$92,215	$385,762	$346,739
Net Income Per Share - Basic	$2.68	$2.39	$9.98	$8.98
Net Income Per Share - Diluted	$2.64	$2.35	$9.83	$8.84
Average Shares Outstanding - Basic	38,568	38,646	38,672	38,592
Average Shares Outstanding - Diluted	39,153	39,270	39,257	39,220

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1) Applied uses the last-in, first-out (LIFO) method of valuing U.S. inventory. An actual valuation of inventory under the LIFO method can only be made at the end of each year based on the inventory levels and costs at that time. Accordingly, interim LIFO calculations are based on management's estimates of expected year-end inventory levels and costs and are subject to the final year-end LIFO inventory determination.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	June 30,	June 30,
	2024	2023

Assets
Cash and cash equivalents	$460,617	$344,036
Accounts receivable, net	724,878	708,395
Inventories	488,258	501,184
Other current assets	96,148	93,192
Total current assets	1,769,901	1,646,807
Property, net	118,527	115,041
Operating lease assets, net	133,289	100,677
Intangibles, net	245,870	235,549
Goodwill	619,395	578,418
Other assets	64,928	66,840
Total Assets	$2,951,910	$2,743,332

Liabilities
Accounts payable	$266,949	$301,685
Current portion of long-term debt	25,055	25,170
Other accrued liabilities	209,096	213,489
Total current liabilities	501,100	540,344
Long-term debt	572,279	596,926
Other liabilities	189,750	147,625
Total Liabilities	1,263,129	1,284,895
Shareholders' Equity	1,688,781	1,458,437
Total Liabilities and Shareholders' Equity	$2,951,910	$2,743,332

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
(Unaudited)
(In thousands)

	Year Ended June 30,

	2024	2023

Cash Flows from Operating Activities
Net income	$385,762	$346,739
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization of property	23,431	22,266
Amortization of intangibles	28,923	30,805
(Recoveries of) provision for losses on accounts receivable	(205)	5,619
Amortization of stock appreciation rights and options	3,448	2,785
Other share-based compensation expense	9,496	9,576
Changes in assets and liabilities, net of acquisitions	(77,079)	(69,253)
Other, net	(2,383)	(4,571)
Net Cash provided by Operating Activities	371,393	343,966
Cash Flows from Investing Activities
Acquisition of businesses, net of cash acquired	(72,090)	(35,785)
Capital expenditures	(24,864)	(26,476)
Proceeds from property sales	576	1,428
Life insurance proceeds	971	—
Net Cash used in Investing Activities	(95,407)	(60,833)
Cash Flows from Financing Activities
Net repayments under revolving credit facility	—	(27,000)
Borrowings under revolving credit facility	408	—
Long-term debt repayments	(25,251)	(40,247)
Interest rate swap settlement receipts	14,470	8,800
Purchases of treasury shares	(73,388)	(716)
Dividends paid	(55,879)	(53,446)
Acquisition holdback payments	(681)	(1,510)
Taxes paid for shares withheld for equity awards	(16,274)	(12,896)
Exercise of stock appreciation rights and options	127	127
Net Cash used in Financing Activities	(156,468)	(126,888)
Effect of Exchange Rate Changes on Cash	(2,937)	3,317
Increase in cash and cash equivalents	116,581	159,562
Cash and Cash Equivalents at Beginning of Period	344,036	184,474
Cash and Cash Equivalents at End of Period	$460,617	$344,036

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited)
(In thousands)

The Company supplemented the reporting of financial information determined under U.S. generally accepted accounting principles (GAAP) with reporting of non-GAAP financial measures. The Company believes that these non-GAAP measures provide meaningful information to assist shareholders in understanding financial results, assessing prospects for future performance, and provide a better baseline for analyzing trends in our underlying businesses. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These non-GAAP financial measures should not be considered in isolation or as a substitute for reported results. These non-GAAP financial measures reflect an additional way of viewing aspects of operations that, when viewed with GAAP results, provide a more complete understanding of the business. The Company strongly encourages investors and shareholders to review company financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Reconciliation of Net income and Net income per share, GAAP financial measures, with Adjusted Net income and Adjusted Net income per share, non-GAAP financial measures:

	Year Ended June 30, 2024
	Pre-tax	Tax Effect	Net of Tax	Per Share Diluted Impact	Tax Rate
Net income and net income per share	$498,130	$112,368	$385,762	$9.83	22.6%
Tax valuation allowance adjustment	—	3,046	(3,046)	(0.08)	0.6%
Adjusted net income and net income per share	$498,130	$115,414	$382,716	$9.75	23.2%

	Year Ended June 30, 2023
	Pre-tax	Tax Effect	Net of Tax	Per Share Diluted Impact	Tax Rate
Net income and net income per share	$449,811	$103,072	$346,739	$8.84	22.9%
Tax valuation allowance adjustment, net	—	3,657	(3,657)	(0.09)	0.8%
Adjusted net income and net income per share	$449,811	$106,729	$343,082	$8.75	23.7%

Reconciliation of Net Income, a GAAP financial measure, to EBITDA, a non-GAAP financial measure:

	Three Months Ended June 30,		Year Ended June 30,
	2024	2023	2024	2023
Net Income	$103,491	$92,215	$385,762	$346,739
Interest (income) expense, net	(671)	4,201	2,831	21,639
Income tax expense	37,444	30,322	112,368	103,072
Depreciation and amortization of property	5,864	5,668	23,431	22,266
Amortization of intangibles	7,322	7,616	28,923	30,805
EBITDA	$153,450	$140,022	$553,315	$524,521

The Company defines EBITDA as Earnings from operations before Interest, Taxes, Depreciation, and Amortization, a non-GAAP financial measure. EBITDA excludes items that may not be indicative of core operating results, a non-GAAP financial measure.

Reconciliation of Net Cash provided by Operating activities, a GAAP financial measure, to Free Cash Flow, a non-GAAP financial measure:
	Three Months Ended June 30,		Year Ended June 30,
	2024	2023	2024	2023
Net Cash provided by Operating Activities	$119,234	$179,939	$371,393	$343,966
Capital expenditures	(7,510)	(5,667)	(24,864)	(26,476)
Free Cash Flow	$111,724	$174,272	$346,529	$317,490

Free cash flow is defined as net cash provided by operating activities less capital expenditures, a non-GAAP financial measure.